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                                                                      EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Union Pacific Corporation on Form S-3 of our report dated January 21, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), appearing in and incorporated by reference in the Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Dallas, Texas

April 9, 1999